Exhibit 99.1

Purple Innovation Announces Formation of Special Committee to Evaluate

Unsolicited Takeover Proposal from Coliseum Capital Management

Adopts Limited-Duration Shareholder Rights Plan

LEHI, Utah, Sept. 26, 2022 /PRNewswire/ -- Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple” or the “Company”), a comfort innovation company known for creating the “World’s First No Pressure® Mattress,” today announced that its Board of Directors (the “Board”), in response to an unsolicited and non-binding proposal (the “Coliseum Proposal”) from Coliseum Capital Management, LLC (together with certain of its funds and managed accounts, “Coliseum”) on September 17, 2022 to acquire all of the outstanding capital stock of the Company it does not already own for $4.35 per share in cash, has formed a special committee of independent and disinterested directors (the “Special Committee”) and the Special Committee has approved the adoption of a limited-duration shareholder rights plan (the “Rights Plan”). Coliseum beneficially owns approximately 45% of Purple’s outstanding shares.

The Special Committee

The Board formed a Special Committee to take any and all actions necessary to evaluate the Coliseum Proposal and determine the course of action that is in the best interests of all of Purple’s shareholders. The Special Committee has not reached any conclusion as to the advisability or feasibility of a potential transaction at this time.

The Special Committee is comprised of independent directors Gary DiCamillo, Claudia Hollingsworth, Paul Zepf and Dawn Zier.

The Rights Plan

With authorization of the Board, the Special Committee adopted the Rights Plan on September 25, 2022, and has declared a distribution of one right (“Right”) for each outstanding share of common stock. The Rights Plan is effective immediately and, based on its terms, will expire on September 25, 2023, unless the Special Committee determines to terminate the Plan earlier. The record date for the Rights is October 6, 2022.

The Special Committee adopted the Rights Plan in response to the Coliseum Proposal, Coliseum’s substantial increase in ownership of shares of Purple over the last year and the Special Committee’s desire to have the time and flexibility necessary to evaluate the Coliseum Proposal.

The Rights Plan is intended to enable the Company’s shareholders to realize the full value of their investment and to guard against any attempts to gain control of the Company without paying all shareholders an appropriate control premium. The Rights Plan applies equally to all current and future shareholders and does not deter any offer or preclude the Special Committee from considering an offer that is fair and otherwise in the best interests of Purple shareholders.

The Rights Plan is similar to plans adopted by other publicly traded companies. The Rights will be exercisable only if a person or group acquires beneficial ownership (including certain synthetic equity positions created by derivative securities) of 20% or more of Purple’s outstanding shares of common stock. Any person that currently owns more than the triggering percentage may continue to own its shares of common stock but may not acquire any additional shares without triggering the Rights Plan. The Rights Plan does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future Board to redeem the Rights.

A copy of the Rights Plan and a summary of its terms will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

There can be no assurance that the Coliseum Proposal or the actions of the Special Committee will lead to a transaction or the sale of all or part of the Company. Purple shareholders are not required to take any action at this time.

The Special Committee has retained Sidley Austin LLP as its legal counsel and Spotlight Advisors, LLC as its strategic advisor. The Special Committee intends to engage an independent financial advisor.

About Purple

Purple is a digitally-native vertical brand with a mission to help people feel and live better through innovative comfort solutions. We design and manufacture a variety of innovative, premium, branded comfort products, including mattresses, pillows, cushions, frames, sheets and more. Our products are the result of over 30 years of innovation and investment in proprietary and patented comfort technologies and the development of our own manufacturing processes. Our proprietary gel technology, Hyper-Elastic Polymer®, underpins many of our comfort products and provides a range of benefits that differentiate our offerings from other competitors’ products. We market and sell our products through our direct-to-consumer online channels, traditional retail partners, third-party online retailers and our owned retail showrooms. For more information on Purple, visit purple.com.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 1, 2022, as amended by our Annual Report on Form 10-K/A Amendment No. 1 filed with the SEC on March 16, 2022 and in our other filings with the SEC. Many of these risks and uncertainties have been, and will be, exacerbated by the COVID–19 pandemic and any worsening of the global business and economic environment as a result. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Brendon Frey, ICR

brendon.frey@icrinc.com

203-682-8200